October 9, 2020

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

We have read the statements made by Rocky Mountain High Brands, Inc. under Item 4.01 of its Form 8-K dated October 6, 2020. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements made in this Form 8-K.

Very truly yours,

/s/Prager Metis CPA’s LLC